Exhibit 11. Computation of Per Share Earnings

The following table sets forth the computation of basic and diluted earnings per common share for Hudson Valley Holding Corp. for each of the years indicated:

	Year Ended December 31,
	2012	2011	2010
	(000’s except share data)
Net income (loss)	$29,181	$(2,137)	$5,113
Less: Dividends paid on and earnings allocated to participating securities	116	—	—

Income (loss) attributable to common stock	$29,065	$(2,137)	$5,113

Weighted average common shares outstanding, including participating securities	19,620,251	19,462,055	19,393,895
Less: Weighted average participating securities	81,957	—	—

Weighted average common shares outstanding	19,538,294	19,462,055	19,393,895

Basic earnings (loss) per common share	$1.49	$(0.11)	$0.26

Income (loss) attributable to common stock	$29,065	$(2,137)	$5,113

Weighted average common shares outstanding	19,538,294	19,462,055	19,393,895
Weighted average common equivalent shares outstanding	6,743	—	62,075

Weighted average common and equivalent shares outstanding	19,545,037	19,462,055	19,455,971

Diluted earnings (loss) per common share	$1.49	$(0.11)	$0.26

(1)	2010 share amounts adjusted for the effects of the 10 percent stock dividend in 2011.